Exhibit 1

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is made and entered into as of the 5th day of May, 2009 by and among, Money4Gold Holdings, Inc., a Delaware corporation (“Money”), Daniel Brauser (“Brauser”), Hakan Koyuncu (“Koyuncu”), Todd Oretsky (“Oretsky”), and Douglas Feirstein (“Feirstein”) (Brauser, Koyuncu, Oretsky and Feirstein may sometimes be referred to herein individually as a “Stockholder” or collectively as the “Stockholders”).

WHEREAS, Oretsky and Feirstein are owners of common stock of MGE Enterprises Corporation, a Wyoming corporation (“MGE”);

WHEREAS, Money intends to acquire the common stock of MGE from Oretsky, Feirstein and other shareholders of MGE through a share exchange (the “Share Exchange”);

WHEREAS, Brauser and Koyuncu are shareholders of Money and beneficial owners of excess of 5% of the outstanding common stock of Money (the “Common Stock”); and

WHEREAS, it is a condition to the closing of the Share Exchange that the parties hereto enter into this Agreement to set forth certain agreements among them with respect to the Common Stock currently owned (or to be hereinafter acquired) by them.

NOW, THEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

TRANSFER OF SHARES

1.0

Tag-Along Rights. Without limiting the other terms and conditions hereof, if any Stockholder proposes in a prearranged block transaction (except in a Public Sale, as defined or as permitted by this Section 1.0) to consummate the sale or other transfer for consideration of  his shares of Common Stock in a single or series of related transactions (any, a “Proposed Sale”), then such party (the “Selling Stockholder”) shall give at least 20 days’ prior notice of the Proposed Sale to the  parties including Money (the other parties except Money, the “Other Stockholders”). The Selling Stockholder shall deliver the notice (the “Tag-Along Sale Notice”) to the Other Stockholders and Money, specifying in reasonable detail the identity of the prospective transferee(s), the number and the class of shares to be transferred and the terms and conditions of the Proposed Sale. The Other Stockholders may elect to participate in the Proposed Sale by delivering written notice to the Selling Stockholder within 10 days after receipt of the Tag-Along Sale Notice.

(a)

If any Other Stockholders elect to participate in such Proposed Sale (each a “Participating Stockholder”), the Selling Stockholder and each Participating Stockholder shall be entitled to sell in the Proposed Sale, at the same price and on the same terms, an equal number of shares of Common Stock, provided that if a Participating Stockholder does not have or elect to sell as many shares as are being proposed to be sold by the Selling Stockholder after accounting for the sale(s) by the Participating Stockholders, the number of shares to be sold by the Selling Stockholder and the other Participating Stockholders shall be increased, in equal amounts (or as they may otherwise agree in writing) by the shortfall.

(b)

The Selling Stockholder shall use his reasonable best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Stockholders in any Proposed Sale, and the Selling Stockholder shall not close the Proposed Sale unless (i) the prospective transferee(s) agrees to allow the participation of the Participating Stockholders or (ii) the Selling Stockholder agrees to purchase the number of shares of Common Stock from any Participating Stockholders which the Participating Stockholders would have been entitled to sell pursuant to this Section 1.0. Any such purchase under clause (ii) shall be for cash and shall occur at the same time as the Selling Stockholder closes the Proposed Sale.

(c)

If any Proposed Sale is not consummated on the same terms and conditions as set forth in the Tag-Along Sale Notice within 90 days after the delivery of the Tag-Along Sale Notice, the Selling Stockholder shall again comply with the terms of this Section 1.0 with respect to any Proposed Sale.

(d)

Notwithstanding the above limitations, at any time beginning six months after the date of this Agreement any Stockholder may publicly sell 20,000 shares of Common Stock per quarter on the Over-the-Counter Bulletin Board or other established trading market or exchange where Common Stock may trade in the future (a “Public Sale”).

1.1.

Permitted Transfers. Any party may at any time transfer all or a portion of his shares of Common Stock to any other party to this Agreement. Any individual owner of shares of Common Stock may transfer all or a portion of their shares of Common Stock by will or under the laws of descent and distribution and to a trust, partnership, limited liability company, corporation, custodianship or other fiduciary account for the benefit of the holder and/ or his spouse or immediate family member so long as the transferee during his lifetime has full control of such entity or account and the holder agrees to be bound by the terms of this Agreement as if he were a party hereto.  Any transfer of shares of Common Stock that is not a permitted transfer shall be null and void and of no force or effect.

ARTICLE II

RESTRICTIONS ON VOTING

2.0

In connection with any annual or special meeting of stockholders or any action by written consent in lieu of a stockholders meeting, the Stockholders agree to vote all of their shares of Common Stock either in favor of (or provide a written consent to) or against the action in question, as determined by the decision of a majority of the Stockholders who still own at least 20,000 shares of Common Stock. In the event of any stock dividend, stock split, combination or exchange of shares, reclassification or recapitalization of the Company’s Common Stock, or reorganization of the Company, the aggregate number and class of shares shall be adjusted to account for the foregoing event.

ARTICLE III

BOARD OF DIRECTORS

3.0

Initial Board of Directors. As of the date of this Agreement, Money's Board of Directors shall consist of an equal number of directors nominated by Brauser and Koyuncu on one hand and by Oretsky and Feirstein on the other hand and Jason Rubin and Neil McDermott, as independent directors for purposes of this Agreement. The designees of Brauser and Koyuncu and of Oretzky and Feirstein are referred to individually as a “Stockholder Board Member” or collectively as the “Stockholder Board Members.” Solely for purposes of this Article III, if any of the Stockholders ceases to be an employee of Money or beneficially owns less than 100,000 shares of Common Stock, that person will have no rights to nominate any designees to the Board of Directors under this Section 3.0.

3.1

Subsequent Elections.  At each annual meeting of stockholders of Money, each Stockholder shall vote all shares of Common Stock beneficially owned by him as to nominate and elect the Stockholder Board Members to Money’s Board of Directors.

3.2

Vacancy.  If there shall be any vacancy on the Board of Directors as the result of the removal, resignation, death, disability or otherwise of a designee of a Stockholder Board Member, each Stockholder shall vote  all shares of Common Stock beneficially owned by him to nominate and elect a successor designated by the Stockholder Board Member whose designee was removed, resigned, died, or was disabled; provided that no Stockholder shall be required to nominate or elect any proposed director who was previously removed from the Board of Directors by the stockholders.

3.4

Bylaws.  The Bylaws shall provide as follows: A majority of the number of directors then serving as directors shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  Whenever a vacancy exists on the Board of Directors, the vote of 75% of the directors remaining in office will be required to take any action unless or until the shareholders or 75% of the directors, then serving as directors, adopt a resolution filling any vacancy.

ARTICLE IV

REGISTRATION RIGHTS

4.0

No Stockholder shall cause any of the shares of Common Stock beneficially owned by him to be included in a registration statement unless each of the other Stockholders has the right to include the same number of shares beneficially owned by him.

ARTICLE V

LOCK-UP

5.0

In the event that Money enters into an agreement with respect to obtaining financing and either a broker-dealer or an investor requests that officers  enter into a lock-up or similar type of agreement which restricts the sale or transfer of Common Stock, each of Brauser, Koyuncu, Oretsky and Feirstein agree to sign the lock-up or similar agreement.

ARTICLE VI

GENERAL PROVISIONS

6.0

Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, or next business day delivery, or by facsimile delivery (in which event a copy shall immediately be sent by Federal Express or similar receipted delivery), as follows:

If to Money:

Money4Gold Holdings, Inc.

595 S. Federal Highway, Suite 600

Boca Raton, FL 33432

       Attention:  Mr. Daniel Brauser

       Facsimile:  (954) 208-9862

If to Brauser:

Mr. Daniel Brauser

595 S. Federal Highway, Suite 600

Boca Raton, FL 33432

Facsimile:  (954) 208-9862

If to Koyuncu:

Mr. Hakan Koyuncu

595 S. Federal Highway, Suite 600

Boca Raton, FL 33432

Facsimile:  (954) 208-9862

If to Oretsky:

Mr. Todd Oretsky

330 SW 2nd Street, Suite 209

Fort Lauderdale, FL 33312

Facsimile: (954) 527-8750

If to Feirstein:

Mr. Douglas Feirstein

330 SW 2nd Street, Suite 209

Fort Lauderdale, FL 33312

Facsimile: (954) 527-8750

or to such other address or facsimile number, as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.

6.1

Modification.  This Agreement contains the entire agreement between the parties hereto and there are no agreements, warranties or representations which are not set forth herein and all prior negotiations, agreements and understandings are superseded hereby.  This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

6.2

Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Florida applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles. each party hereto hereby irrevocably consents and submit to the jurisdiction of any Florida or Federal court located in Palm Beach County, Florida over any action or proceeding arising out of any dispute between the parties hereto, and waive any right they have to bring an action or proceeding with respect thereto in any other jurisdiction.  Each party hereto further irrevocably consent to the service of process against them in any such action or proceeding by the delivery of a copy of such process at the address set forth above.

6.3

Binding Effect; Assignment.  This Agreement shall be binding upon the parties and inure to the benefit of the successors and assigns of the respective parties hereto; provided, however, that this Agreement and all rights hereunder may not be assigned by any Party except with the prior written consent of the other parties hereto or as otherwise provided in Section 1.1

6.4

Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.5

Section Headings.  The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

6.6

Prevailing Party.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.7

Waiver.  The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

6.8

No Agency.  This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

6.9

Termination.  This Agreement shall terminate when no Stockholder beneficially owns at least 100,000 shares of Common Stock.

6.10

Adjustments.  Any reference in this Agreement to a specified number of shares, including, but not limited to, Sections 1.0(d), 2.0, 3.0 and 6.9, shall be adjusted in an appropriate and equitable manner to take into account any stock split, stock dividend, combination or reclassification of the Common Stock after the date of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.

Money4Gold Holdings, Inc.

By:	/s/ DANIEL BRAUSER
Daniel Brauser, President

/s/ DANIEL BRAUSER
Daniel Brauser

/s/ HAKAN KOYUNCU
Hakan Koyuncu

/s/ TODD ORETSKY
Todd Oretsky

/s/ DOUGLAS FEIRSTEIN
Douglas Feirstein